KAMAN CORPORATION TO ACQUIRE INDUSTRIAL
DISTRIBUTION BUSINESS OF A-C SUPPLY, INC.

BLOOMFIELD, CONNECTICUT  (September 20, 2001) - Kaman Corp.
(NASDAQ:KAMNA) and A-C Supply, Inc., today announced an agreement whereby Kaman will acquire the industrial distribution business of A-C Supply, Milwaukee, Wis.

The business will become part of Kaman's industrial distribution subsidiary, Kaman Industrial Technologies, based in Windsor,
Conn. The transaction is expected to close shortly. Terms were not disclosed.

Kaman Industrial Technologies is one of the largest U. S.
distributors of bearings, power transmission, and motion control products.

A-C Supply is a privately held company with revenues last year of approximately $45 million. The majority of revenue comes from its industrial distribution business with the balance attributable to its agricultural belting operation, which A-C will retain. The company supplies mechanical power transmission equipment, electronic industrial motion control, fluid power products and control systems, belting, hose, rubber products and conveyor systems and components. A-C Supply has approximately 150 employees and operates 11 branches located in Wisconsin, Iowa, and northern Illinois.

Paul R. Kuhn, president and chief executive officer of Kaman Corp., said, "The acquisition of this business provides Kaman Industrial Technologies with increased penetration in key industrial markets in the upper Midwest where we have had a limited presence before, which will allow us to better serve our national account customers operating plants there. A-C Supply is a highly respected, value-added, specialty distributor. The company's expertise in mechanical and electrical drive systems, material handling, and fluid power make them an excellent fit in our organization.

"This purchase is an important step in our overall strategy for building the value of our businesses through both acquisitions and internal growth," Kuhn said.
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Kaman Corp., headquartered in Bloomfield, Conn., conducts
business in the aerospace, industrial distribution and music distribution markets.

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Contact:
Russ Jones
(860) 243-6307
rhj-corp@kaman.com